Exhibit 99.1

Floor 1 FTZ International Auto Mall, 86 Tianbao Avenue, Free Trade Zone, Tianjin, P.R.China 300461
Tel: 86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics Enters Into Used Car Business Joint
Venture Cooperation Framework Agreement Contingent Upon
Successful Acquisition of
Tianjin Airport International Automall

TIANJIN, CHINA--(November 22, 2013) - China Auto Logistics Inc. (the "Company" or "CALI") (NASDAQ: CALI), a top seller in China of luxury imported automobiles, and a leading provider of auto-related services, reported today that the Company (through its wholly-owned subsidiary) has entered into a Cooperation Framework Agreement with respect to the establishment of a Joint Venture that will own and operate a used car business.  Participation in the joint venture is contingent, however, on the successful completion by the Company of the acquisition of the Tianjin Airport International Automall, where the used car business will be operated.  The acquisition is currently still in negotiations.

Additional details on the Framework Agreement are available in the Form 8-K filed today with the U.S. Securities and Exchange Commission.

Mr. Tong Shiping, CEO and Chairman of the Company, commented, “We believe  the used car business could add another valuable dimension to our potential acquisition of the Tianjin Airport International Automall. Since the used car joint venture is fully contingent on this acquisition, which we cannot guarantee at this time will be completed, it would be premature to provide additional information currently.  We will keep shareholders informed of our progress.”

About China Auto Logistics Inc.

China Auto Logistics Inc. is one of China's top sellers of imported luxury vehicles. It also manages China's largest imported auto mall in Tianjin and provides a growing variety of "one stop" automobile related services such as short term dealer financing. Additional information about the Company is available at www.chinaautologisticsinc.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

Sun Jiazhen
sjz_cali@126.com

Ken Donenfeld
DGI Investor Relations Inc.
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727